Exhibit 4.15

Addendum to Lease dated March 27, 2014

Made and signed in Tel Aviv on January 14, 2024

Between:	Isras Investment Company Ltd., Company No. 520017807
Of 3 Har Sinai Street, Tel Aviv
(hereinafter: the “Lessor”)

Of the first part;

And:	PolyPid Ltd., Company No. 514105923
By its authorized signatories
Of 18 HaSivim Street, Petah Tikva
(hereinafter: the “Lessee”)

Of the second part;

Whereas:	On March 27, 2014, Ogen Yielding Real Estate Ltd. (hereinafter: “Ogen”) and the Lessee signed a lease under which the Lessee leases the Leased Property, as defined in that agreement, in Ogen Park, Petah Tikva (hereinafter: the “Park”) and later signed addenda to that lease (the lease dated March 27, 2014 and the addenda signed thereafter will be referred to hereinafter jointly as: the “Lease”); and

Whereas:	As part of restructuring measures carried out in the Lessor’s group, an agreement was signed according to which on October 1, 2021, all Ogen’s interests and obligations in the land on which the project is located and leased were transferred to the Lessor; and

Whereas:	In accordance with the lease, as of the date of signing this addendum, the Lessee leases from the Lessor total space of 2,130 sq.m gross in the Tamar Building in the Park (hereinafter: “Space in the Tamar Building”) and total space of 1,713 sq.m gross in the Alon Building in the Park (hereinafter: “Space in the Alon Building”);

The Space in the Tamar Building and Space in the Alon Building will be referred to hereinafter jointly as: the “Leased Premises”; and

Whereas:	Ogen is the management company of the project where the Leased Premises is located and in that capacity, it handles both the project maintenance and the payment collection from the lessees, and therefore, also attached as Appendix 1 to this Addendum is a letter of instructions and assignment, under which the Lessor instructs the Lessee to transfer all payments payable by them under this agreement to Ogen and to provide all the collateral under this agreement in favor of Ogen, and Ogen will issue payment requests, tax invoices and receipts to the Lessor; and

Whereas:	The Lessee filed a request with the Lessor to lease, in addition to the Space in the Alon Building, additional north-facing space of 396 sq.m gross located on the first floor of the Alon Building, as specified in the plan attached as Appendix A to this Addendum (hereinafter: the “Additional Space”); and

Whereas:	The Lessee sought to extend the Lease Term of the Space in the Tamar Building, as specified in this Addendum below;

/s/Orna Blum; /s/Dikla Czaczkes Akselbrad	/s/Adi Dana; /s/ Ben Vidro
The Lessee	The Lessor

Therefore, it is declared, stipulated and agreed between the parties as follows:

1.	Preamble and definitions

1.1.	The Preamble to this Addendum is an integral part thereof.

1.2.	In the event of any discrepancy between the provisions of the lease and the provisions of this Addendum, that stated in this Addendum will prevail.

1.3.	The section headings of this Addendum are intended for orientation convenience and will not be assigned any interpretive meanings.

1.4.	The Lessee declares that as of the date of signing this Addendum, it has no claim and/or demand and/or allegation against the Lessor regarding the Leased Premises and/or the lease.

1.5.	Any change or addition to this Addendum and the lease will only be valid if made in writing and signed by both parties.

2.	The Additional Space

2.1.	The Lessor declares that it leases many areas in the Alon Building and well acquainted with the project and the building and that it has checked and inspected the Additional Space thoroughly from a physical, legal and planning aspect and found it satisfactory, that the Additional Space will be handed over to it in its as is condition on the date of signing this Addendum and it shall have no allegation and/or demand and/or claim in respect of the Additional Space other than any hidden defect that could not be discovered by reasonable inspection, if discovered after the Lessee enters the Leased Premises.

2.2.	The Lessee undertakes to be registered as the holder of the Additional Space at Petah Tikva Municipality by then end of March 2024.

2.3.	The Lessee undertakes to use the Additional Space for the purpose of offices or storage or a production plant and for such purpose only.

2.4.	The Lease Term for the Additional Space will start on January 1, 2024 and end at the end of the lease for all space leased by the Lessee from the Lessor in the Alon Building, i.e. July 22, 2027 (hereinafter: the “Lease Term”)

2.5.	It is agreed between the parties that as of January 1, 2024, the Leased Premises will also include the Additional Space.

2.6.	The rent for the Additional Space will be NIS 42 per sq.m gross and a total of NIS 16,632 will be added to the rent for the Leased Premises plus VAT and linkage differences to the August 2023 index published on September 15, 2023 (hereinafter: the “Base CPI”) (hereinafter: “Rent for the Additional Space”).

2.7.	The management fees for the Additional Space will be NIS 13 per sq.m gross and a total of NIS 5,148 will be added to the management fees for the Leased Premises plus VAT and linkage differences to the Base CPI (hereinafter: “Management Fees for the Additional Space”).

2.8.	The Rent for the Additional Space and the Management Fees for the Additional Space will be paid on the payment dates of the rent and management fees specified in the lease.

2.9.	Notwithstanding the above, it is clarified that in the first 4 months of the Lease Term of the Additional Space, i.e. until April 31, 2024, the Lessee will be exempt from payment of the Rent for the Additional Space and 50% of the Management Fees for the Additional Space. The other expenses for the Additional Space (including rates and taxes, water, electricity, etc.) will apply according to the provisions of the lease and will be paid by the Lessee as of the start date of the Lease Term of the Additional Space, within the deadlines set in the lease and under any law.

/s/Orna Blum; /s/Dikla Czaczkes Akselbrad	- 2 -	/s/Adi Dana; /s/ Ben Vidro
The Lessee		The Lessor

2.10.	It is clarified that if the Lessee seeks to perform any adjustment work in the Leased Premises (hereinafter: the “Work”), the provisions of the lease regarding performance of adjustment work in the Leased Premises will apply. The Lessee confirms that the terms for the Lessor’s approval to perform the Work will be prior written approval for the type of Work before performance thereof and that the Lessee will provide appropriate insurance certificates before performing the Work in the format of the certificates attached as Appendix B to this Addendum.

3.	Lease Terms of the Other Areas of the Leased Premises

Space in the Alon Building

3.1.	It is clarified that the Lessee will continue to lease the Space in the Alon Building according to the provisions of the lease and of the Addendum to the lease dated August 9, 2021.

Space in the Tamar Building

3.2.	The Lease Term of the Space in the Tamar Building will be extended and the Lessee will continue to lease all the Space in the Tamar Building from January 1, 2024 until July 22, 2027 (hereinafter: “Additional Lease Term of the Space in the Tamar Building”)

3.3.	During the Additional Lease Term of the Space in the Tamar Building, the rent for the Space in the Tamar Building will be NIS 50 per sq.m gross plus VAT and linkage differences to the Base CPI.

3.4.	During the Additional Lease Term of the Space in the Tamar Building, the management fees for the Space in the Tamar Building will be NIS 12 per sq.m gross plus VAT and linkage differences to the Base CPI.

3.5.	Notwithstanding the above, it is clarified that in the period from January 1, 2024 until February 14, 2024 and June 1, 2024 until July 15, 2024, the Lessee will be exempt from payment of rent only. The other expenses for those periods (including rates and taxes, water, electricity, etc.) will apply according to the provisions of the lease and will be paid by the Lessee within the deadlines set in the lease and under any law.

4.	Insurance

4.1.	Without derogating from the Lessee’s responsibility by law and/or that stated in the lease and/or this Addendum, the Lessee undertakes to purchase and maintain, throughout the extended Lease Term, at its expense, the insurance listed in Appendix B attached to this agreement (hereinafter: the “Lessee’s Insurance”) for the entire Leased Premises, including the Additional Space, from a legally licensed and reputable insurance company.

4.2.	As a condition to entry into effect of this Addendum, the Lessee undertakes to provide the Lessor with a certificate from its insurer on preparation of the Lessee’s Insurance in the format attached to this agreement as Appendix B.

5.	Collateral

5.1.	In addition to the collateral under the lease, the Lessor will provide the Lessor with a bank guarantee for the Additional Space in the amount of 3 months’ rent and 3 months’ management fees plus VAT totaling NIS 76,448 linked to the Base CPI.

5.2.	Provision of the above guarantee valid until 90 days after the end of the Lease Term is another condition to entry into effect of this Addendum.

6.	General

6.1.	Any amendment and/or addition to the lease and/or this Addendum will be made in writing on this document with the signatures of both parties.

6.2.	The Lessee may not offset from any payment of rent and/or management fees and/or any other payment set forth in the lease, for any reason.

6.3.	The other provisions of the lease that were not explicitly revised in this Addendum will continue to be fully valid. In the event of any discrepancy between the provisions of the lease and the provisions of this Addendum, the provisions of this Addendum will prevail.

And in witness thereof, the parties hereto set their hand:

/s/Orna Blum; /s/Dikla Czaczkes Akselbrad	- 3 -	/s/Adi Dana; /s/ Ben Vidro
The Lessee		The Lessor

Appendix A

Appendix to the Lease - Letter of Instructions and Assignment

Made and entered into on the 14th day of October 2024

Between:	Isras Investment Company Ltd., Company No. 520017807
Of 3 Har Sinai Street, Tel Aviv
(hereinafter: the “Lessor”)

And:	PolyPid Ltd., Company No. 514105923
Of 18 HaSivim Street, Petah Tikva
(hereinafter: the “Lessee”)

Whereas:	On January 1, 2024, an addendum to the lease was signed between the parties under which the Lessee leases the Leased Premises, as defined in the lease agreement, from the Lessor in an unprotected lease (hereinafter accordingly: the “Lease” and the “Leased Premises”); and

Whereas:	The Company responsible for managing the leases in the project in which the Leased Premises is located is Ogen Yielding Real Estate Ltd., Company No. 520033093 (hereinafter: “Ogen”); and

Whereas:	The parties wish to sign the attached letter of instructions regarding the transfer of all payments due to the Lessor by virtue of the Lease to Ogen according to the terms below in this document:

Therefore it is agreed, declared and stipulated between the parties as follows:

1.	Ogen is the management company of the project where the Leased Premises is located. As part of this role, Ogen handles both the project maintenance and collection of funds from the lessees.

2.	The Lessor hereby instructs the Lessee to transfer all payments under the Lease to Ogen’s bank account. All payments in this regard include any payment which the Lessee is required to transfer to the Lessor in accordance with the Lease, including rent, parking fees, management fees, electricity and water bills (if not paid to the authorities), etc.

3.	Such payment transfer to Ogen will be by standing order signed by the Lessee and/or bank transfer and/or delivery of a note and/or check, all in accordance with the Lease.

4.	Furthermore, the Lessor instructs the Lessee to issue all collateral, including bank guarantees and/or deposits and/or promissory notes specified in the Lease to the order of Ogen.

5.	According to this assignment letter, payment demands and/or tax invoices and/or receipts for funds due to the Lessor from the Lessee under the Lease will also be issued by Ogen.

6.	The Lessee undertakes to fulfill the provisions of this appendix according to the Lessor’s guidelines, as they shall be from time to time.

7.	The provisions of this special appendix will apply as long as the Lessor does not inform the Lessee otherwise in advance and in writing.

8.	This appendix is an integral part of the Lease and its provisions prevail over that stated in the Lease.

And in witness thereof, the parties hereto set their hand:

/s/ Ben Vidro	/s/Orna Blum; /s/Dikla Czaczkes Akselbrad
The Lessor	The Lessee

I, the undersigned, Ogen Yielding Real Estate Ltd., Company No. 520033093 confirm the aforesaid and undertake to act accordingly.

/s/Adi Dana; /s/ Ben Vidro
Date	Ogen Yielding Real Estate Ltd.

/s/Dikla Czaczkes Akselbrad
PolyPid Ltd.

The Lessee	The Lessor